Date:                      May 20, 1998

         Further Information:       Gary Plummer
                                    610) 921-6636 1-888-510-7067 Pager

         For Release:               Immediate

         Release Number:            38-98



GPU ENERGY CALLS FOR GREATER RECOVERY OF DISTRIBUTION, NUG COSTS
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READING,  May 20 - In formal filings made today,  GPU Energy said a Pennsylvania
Public Utility Commission (PUC) administrative law judge's recommendations deny recovery of a significant portion of its transmission and distribution costs and fail to assure full recovery of non-utility generation costs.
GPU Energy filed the comments as the next step in the restructuring cases for its Metropolitan Edison Co. (Met-Ed) service territory and Pennsylvania Electric Co. (Penelec) service territory. The law judge released her recommendations in the cases early in May.

         "I am hopeful that the PUC will remove the financial roadblocks in the judge's decisions so that we can proceed with offering our customers the benefits of competition," said GPU Energy President Dennis Baldassari.

         In  its  filing  with  the  PUC,  GPU  Energy  stated  that  the  judge
effectively   disallowed  a  significant   portion  of  its   transmission   and
distribution (T&D) costs.

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         "This  disallowance  would  seriously  affect GPU's  ability to conduct business," said Baldassari. "The recommended decision would provide virtually no earnings on our primary business of T&D operations." Furthermore, as previously reported, if the PUC were to adopt the judge's recommendations, it would result in Met-Ed and Penelec incurring write-offs in a material amount, the company said.

         In addition, the company argued that state and federal law requires full and actual recovery of the costs of buying electricity from non-utility generators (NUGs). The judge's recommendations could deny full recovery, the company said, because NUG costs would be calculated based on a projected market line, which could change over time.

         Baldassari noted GPU Energy's proposal for recovering above-market NUG costs offers a fair means of resolving this issue. The company had proposed a mechanism that would recover above-market NUG costs over the lives of the contracts. Under this mechanism, customers would never pay too much and the company would not recover too little.

         "This proposal is consistent with much of the judge's philosophy and assures full recovery of NUG costs, as is guaranteed in state and federal law," he said.

         The NUG issues stems from federal law and state regulatory decisions that forced Met-Ed and Penelec to sign contracts for the purchase of electricity that is often priced well above the current market price. So, under the government-mandated contracts, GPU Energy is forced to buy electricity at a higher price than the company can sell it.

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